Exhibit 99.1h(16)


                          SUB-ADMINISTRATION AGREEMENT


      SUB-ADMINISTRATION AGREEMENT ("Agreement") made as of March 22, 2007 between BISYS Fund Services Ohio, Inc. ("BISYS") and TD Asset Management USA Inc. ("TDAM").

      WHEREAS, TDAM provides certain administrative services for TD Asset Management USA Funds Inc., an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") (the "Fund"), and to certain portfolios of the Fund (each a "Portfolio", collectively, the "Portfolios") as listed on Schedule A, as such Schedule shall be amended from time to time by the parties;

      WHEREAS, TDAM serves as administrator for the Fund pursuant to an Administration Agreement with the Fund;

      WHEREAS, TDAM desires to retain BISYS to perform certain sub-administration services with respect to the Fund, and BISYS is willing to perform such services on the terms and conditions set forth in this Agreement; and

      WHEREAS, the parties desire that this Agreement supersede and replace that certain Sub-Administration Agreement dated as of April 11, 2001, as amended, between TD Waterhouse Investor Services, Inc., predecessor to TDAM, and Funds Distributor, Inc., an affiliate of BISYS.

      NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1. SERVICES PROVIDED BY BISYS. BISYS will assist TDAM by providing services to the Portfolios of the Fund, as listed in Schedule B.

2. SERVICES PROVIDED BY TDAM. In furtherance of the responsibilities under this Agreement TDAM will:

(a) cause the Fund's service providers to furnish any and all information and assist BISYS in taking any other actions that may be reasonably necessary in connection with BISYS providing those services listed in Schedule B;

(b) cause the Fund's blue sky administrator to monitor sales of the shares of common stock of each Portfolio (the "Shares") to assure compliance with applicable state securities and Blue Sky laws;

(c) cause the Fund's transfer agent to give necessary information for the preparation of quarterly reports in a form satisfactory to BISYS regarding Rule 12b-1 fees, shareholder servicing fees, front-end sales loads, back-end sales loads, if applicable, and other data regarding sales and sales loads as required by the 1940 Act or as requested by the Board of Directors (the "Board") of the Fund;


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(d) cause the Fund's transfer agent to provide BISYS with all necessary historical information so that BISYS can calculate the maximum sales charges payable by the Fund pursuant to the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD") and the actual sales charges paid by the Fund, if applicable; cause the Fund's transfer agent to provide BISYS with all of the necessary information so that BISYS can calculate the maximum sales charges payable by the Fund pursuant to the Conduct Rules of the NASD and the actual sales charges paid by the Fund, if applicable; and cause the Fund's transfer agent to provide such information in a form satisfactory to BISYS no less often than monthly for the Fund, and on a daily basis for the Fund in the event that BISYS determines that the remaining limit is approaching zero, if applicable; and

(e) provide BISYS with copies of, or access to, any documents that BISYS may reasonably request and notify BISYS as soon as possible of any matter materially affecting BISYS's performance of its services under this Agreement.

3. COMPENSATION; REIMBURSEMENT OF EXPENSES. TDAM shall pay BISYS the following fee for the services provided under this Agreement:

(a) an annual fee of $386,000 for Routine Administrative Services, as defined in Schedule B, payable in equal monthly installments on the second business day of each month, such annual fee to be increased as mutually agreed for the second year of this Agreement and the third year of this Agreement; provided, however, that the parties hereto shall renegotiate in good faith such annual fee should the number of Portfolios increase or decrease materially; and

(b) for Extraordinary Administrative Services, as defined in Schedule B, a flat or hourly fee to be determined after the scope of the project has been accurately and completely defined. Only personnel with an Assistant Vice President title or higher with BISYS would bill on an hourly basis.

Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. In addition, TDAM agrees to reimburse BISYS for BISYS's reasonable out-of-pocket expenses as mutually agreed to by the parties from time to time.

4. EFFECTIVE DATE AND TERM. This Agreement shall become effective with respect to the Fund as of the date first written above (or, if a particular Portfolio is not in existence on that date, on the date BISYS becomes sub-administrator to the Fund or Portfolio; Schedule A to this Agreement shall be deemed amended to include such Fund or Portfolio from and after such date).

This Agreement shall become effective as of the date hereof and will continue thereafter so long as such continuance is specifically approved at least annually by the Fund's Board, provided that its continuance also is approved by a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement and who have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to any Portfolio or the Fund,


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without penalty, on not less than sixty days' notice, by the Fund's Board, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund (or Portfolio), or by BISYS. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940
Act). This Agreement may be terminated immediately by either party if it has "Cause" to do so, which, for these purposes is defined as being applicable if
(i) the other party materially breaches this Agreement and the breach is not remedied within 30 days after the party wishing to terminate gives the breaching party written notice of the breach; (ii) a final judicial, regulatory or administrative ruling or order is made in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) the other party files a voluntary petition under any bankruptcy or insolvency law, becomes the subject of an involuntary petition under any bankruptcy or insolvency law that is not dismissed within 60 days, or a trustee or receiver is appointed under any bankruptcy or insolvency law for the other party or its property.


5. STANDARD OF CARE AND INDEMNIFICATION.


(a) TDAM will indemnify and hold harmless BISYS, its officers, employees and agents and any persons who control BISYS (together "BISYS and its employees") and hold each of them harmless from any losses, claims, damages or liabilities, or actions in respect thereof, to which BISYS and its employees may become subject, including amounts paid in settlement with the prior written consent of TDAM, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from the failure of TDAM to comply with the terms of this Agreement;

(b) BISYS will indemnify and hold harmless TDAM, its officers, employees and agents and any persons who control TDAM (together "TDAM and its employees") and hold each of them harmless from any losses, claims, damages or liabilities, or actions in respect thereof, to which TDAM and its employees may become subject, including amounts paid in settlement with the prior written consent of BISYS, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise out of or result from the failure of BISYS to comply with the terms of this Agreement;

TDAM will reimburse BISYS and its employees for reasonable legal or other expenses reasonably incurred by BISYS and its employees in connection with investigating or defending against any such loss, claim, damage, liability or action. TDAM shall not be liable to BISYS for any action taken or omitted by BISYS in bad faith, with willful misfeasance or gross negligence, or with reckless disregard by BISYS of its obligations and duties hereunder. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the employees of BISYS that serve as officers or directors of the Fund and to each of the directors and officers of BISYS and any person controlling BISYS within the meaning of Section 15 of the Securities Act of 1933 ("1933 Act") or Section 20 of the Securities Exchange Act of 1934 ("1934 Act").

BISYS will reimburse TDAM for reasonable legal or other expenses reasonably incurred by TDAM in connection with investigating or defending against any such loss, claim, damage, liability or action. BISYS shall not be liable to TDAM for any action taken or omitted by TDAM in bad faith, with willful misfeasance or gross negligence, or with reckless disregard by TDAM of its


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obligations and duties hereunder. The indemnities in this Section shall, upon the same terms and conditions, extend to and inure to the benefit of each of the directors and officers of TDAM and any person controlling TDAM within the meaning of Section 15 for the 1933 Act or Section 20 of the 1934 Act.

(c) (i) Promptly after an indemnified party (or, if such indemnified party is not a natural person, a responsible officer of such indemnified party) receives notice or otherwise becomes aware of the commencement of any action or other assertion of any losses, claims, damages or liabilities by any third party, such indemnified party shall, if a claim in respect thereof is to be made pursuant to this Section 5, notify the indemnitor of the same in writing (such notice, a "claim notice"); but the omission so to notify the indemnitor will not relieve the indemnitor from any liability that it may have to such indemnified party otherwise than under this Section 5. In the event that the indemnified party notifies the indemnitor in writing of its waiver of any right to indemnification pursuant to this Section 5 in respect of any losses, claims, damages or liabilities or portion thereof, the provisions of clause (ii) of this Section 5(c) shall not apply.

(ii) Promptly following receipt of a claim notice, the indemnitor, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnitor may designate in contesting such losses, claims, damages or liabilities and shall pay the reasonable fees and disbursements of such counsel related to such contest. In any such contest, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnitor and the indemnified party shall have mutually agreed to the retention of such counsel or (B) the named parties to any such contest (including any impleaded parties) include both the indemnitor and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnitor shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one firm for all such indemnified parties. The indemnitor may, at its option, at any time upon written notice to the indemnified party, assume the responsibility for contesting any losses, claims, damages or liabilities and may designate counsel satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the responsibility for contesting any losses, claims, damages or liabilities, the indemnitor shall not be liable for any settlement or compromise of such losses, claims, damages or liabilities or portion thereof which settlement or compromise is effected without its written consent, but if settled or compromised with such consent or if there be a final judgment for the plaintiff asserting such losses, claims or liabilities, the indemnitor agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement, compromise or judgment. If the indemnitor assumes responsibility for contesting any losses, claims, damages or liabilities, it shall be entitled to settle or compromise such losses, claims, damages or liabilities or portion thereof with the consent of the indemnified party or, if such settlement or compromise provides for release of the indemnified party in connection with all matters relating to such losses, claims, damages or liabilities, or, with respect to the settlement or compromise of a portion of such losses, claims, damages or liabilities, all matters relating to such portion of such losses, claims, damages or liabilities, that have been asserted against the indemnified party by the other parties to such


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settlement or compromise, without the consent of the indemnified party. In the event that any expense paid by the indemnitor pursuant to this Section 5(c) is subsequently determined to not be required to be borne by the indemnitor, the indemnified party that received such payment shall promptly refund the amount so paid to the indemnitor. If the indemnitor assumes responsibility for contesting any losses, claims, damages or liabilities, the indemnitor shall keep the indemnified party apprised, on a current basis, of matters concerning such contest, including without limitation (i) providing the indemnified party with reasonable notice of and opportunity to be present in person and/or by counsel at proceedings or discussions of settlement or compromise; (ii) providing the indemnified party with copies of and opportunity to comment on filings, papers or settlement agreements proposed to be filed or served by or on behalf of the indemnitor; and (iii) providing the indemnified party with copies of filings, papers and proposed settlement agreements received by the indemnitor from or on behalf of persons asserting such losses, claims, damages or liabilities.

(d) The obligation to indemnify pursuant to this Section 5 shall survive the termination of this Agreement.

6. RECORD RETENTION AND CONFIDENTIALITY. BISYS shall keep and maintain on behalf of the Fund all books and records which the Fund and BISYS are, or may be, required to keep and maintain in connection with the services to be provided hereunder pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31 a-1 and 31 a-2 under the 1940 Act. BISYS further agrees that all such books and records shall be the property of the Fund and to make such books and records available for inspection by the Fund, by TDAM, or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

7. RIGHTS OF OWNERSHIP. All computer programs and procedures developed to perform the services to be provided by BISYS under this Agreement are the property of BISYS.

8. RETURN OF RECORDS. BISYS may at its option at any time, and shall promptly upon the demand of TDAM and/or the Fund, turn over to TDAM and/or the Fund and cease to retain BISYS's files, records and documents created and maintained by BISYS pursuant to this Agreement so long as BISYS shall be able to retain photocopies of such documents to the extent needed by BISYS in the performance of its services or for its legal protection. If not so turned over to TDAM and/or the Fund, such documents and records will be retained by BISYS for six years from the end of the fiscal year of the Fund for which they were created. At the end of such six-year period, such records and documents will be turned over to TDAM and/or the Fund unless the Fund authorizes in writing the destruction of such records and documents.

9. REPRESENTATIONS OF TDAM. TDAM represents and warrants to BISYS that: (a) this Agreement has been disclosed to the Board of the Fund, and TDAM has provided all such information to the Board as may be appropriate (or as has been requested by the Board) in connection with the Board's review or approval of the arrangements contemplated hereunder, including amounts expended or to be expended by TDAM hereunder; and (b) this Agreement has been duly authorized by TDAM and, when executed and delivered by TDAM, will constitute a legal, valid and binding obligation of TDAM, enforceable against TDAM in accordance with its


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terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

10. REPRESENTATIONS OF BISYS. BISYS represents and warrants that this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

11. NOTICES. All notices or other communications hereunder to either party shall be in writing and shall be deemed sufficient if mailed to TDAM at the following address: 31 W. 52nd Street, New York, New York 10019, Attention: Michele R. Teichner; and to BISYS at the following address: 100 Summer Street, Boston, MA 02109, Attention: President, with a copy to The BISYS Group, Inc., 105 Eisenhower Pkwy, Roseland, NJ 07068, Attention: General Counsel, or at such other address as such party may designate by written notice to the other, or in either case if sent by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

12. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

13. ASSIGNMENT. This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

14. GOVERNING LAW. This Agreement shall be governed by and provisions shall be construed in accordance with the laws of New York.

15. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

16. ENTIRE AGREEMENT. This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

                               *   *   *   *   *


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

TD Asset Management USA Inc.


By: /s/ Michele R. Teichner
    -------------------------
Name: Michele R. Teichner
Title: Managing Director


BISYS Fund Services Ohio, Inc.


By: /s/ Fred Naddaff
    -------------------------
Name: Fred Naddaff
Title: President


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